Pricing Supplement No. 2652B

Registration Statement No. 333-206013

Filed Pursuant to Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, product supplement, prospectus supplement, prospectus addendum and prospectus do not constitute an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated February 8, 2016

Deutsche Bank AG

$

Capped Leveraged Basket-Linked Notes due

The notes do not pay interest or dividends and do not guarantee any return of your investment. The amount that you will be paid on your notes on the stated maturity date (expected to be between 16 and 19 months after the original issue date, subject to adjustment) is based on the performance of an unequally weighted basket (the “Basket”) consisting of the EURO STOXX 50® Index (37.00% weighting), the FTSE® 100 Index (23.00% weighting), the Tokyo Stock Price Index (23.00% weighting), the Swiss Market Index (9.00% weighting) and the S&P/ASX 200 Index (8.00% weighting), as measured from the trade date to and including the determination date (expected to be the third scheduled trading day prior to the stated maturity date, subject to adjustment). The initial basket level is 100 and the final basket level on the determination date will equal the sum of the values, as calculated for each basket underlier, of (i) the final underlier level on the determination date divided by (ii) the initial underlier level (set on the trade date and may be higher or lower than the actual closing level of the basket underlier on the trade date) multiplied by (iii) the applicable initial weighted value for each basket underlier. If the final basket level is greater than the initial basket level, the return on your notes will be positive, subject to the maximum settlement amount (expected to be between $1,307.50 and $1,360.00 for each $1,000 face amount of notes). If the final basket level is equal to the initial basket level, you will receive the face amount of notes. If the final basket level is less than the initial basket level, the return on your notes will be negative. In this circumstance, you will lose some or all of your investment in the notes. Any payment on the notes is subject to the credit of the Issuer.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 face amount of notes, you will receive an amount in cash equal to:

•	if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 3.00 times (c) the basket return, subject to the maximum settlement amount;

•	if the basket return is zero (the final basket level is equal to the initial basket level), $1,000; or

•	if the basket return is negative (the final basket level is less than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return. In this circumstance, you will receive less than $1,000 and you will lose some or all of your investment in the notes.

A decrease in the level of one or more basket underliers may offset increases in the levels of the other basket underliers. Due to the unequal weighting of each basket underlier, the performances of the EURO STOXX 50® Index, the FTSE® 100 Index and the Tokyo Stock Price Index will have a significantly larger impact on your return on the notes than the Swiss Market Index or the S&P/ASX 200 Index. Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement, page 2 of the accompanying prospectus addendum and page 12 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS- 15 of this pricing supplement.

The Issuer’s estimated value of the notes on the trade date is approximately $974.70 to $994.70 per $1,000 face amount of notes, which is less than the original issue price. Please see “Issuer’s Estimated Value of the Notes” on page PS- 2 of this pricing supplement for additional information.

You should read the additional disclosure provided herein so that you may better understand the terms and risks of your investment.

Original issue date:	, 2016	Original issue price:	100.00% of the face amount
Underwriting discount:	0.00% of the face amount	Net proceeds to the Issuer:	100.00% of the face amount

The agent for this offering is Deutsche Bank Securities Inc. (“DBSI”), an affiliate of ours. DBSI will sell all of the notes that it purchases from us to an unaffiliated dealer at the original issue price of 100.00%, or $1,000 face amount of notes. Such dealer will sell the notes to investors at the same price without a discount or commission. Investors that purchase and hold the notes in fee-based advisory accounts may be charged fees based on the amount of assets held in those accounts, including the notes. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

By acquiring the notes, you will be bound by, and deemed irrevocably to consent to, the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see “Resolution Measures and Deemed Agreement” on page PS-3 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement, prospectus addendum or prospectus. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

The original issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive, zero or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

, 2016

ISSUER’S ESTIMATED VALUE OF THE NOTES

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Original Issue Price of the notes. The difference between the Original Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Original Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Original Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Original Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

RESOLUTION MEASURES AND DEEMED AGREEMENT

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to a single European resolution authority which works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities under a European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (“SRM Regulation”). Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes may be subject to any Resolution Measure (as defined below) by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the notes, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus addendum, which we have summarized below.

By acquiring the notes, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the notes; (ii) convert the notes into ordinary shares of (a) the issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the notes to another entity, the amendment, modification or variation of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the notes, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the notes to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purpose of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “agent”) for, agree not to initiate a suit against the trustee and the relevant agent in respect of, and agree that neither the trustee nor the relevant agent will be liable for, any action that the trustee or the relevant agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee or the relevant agent; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measure” section of the accompanying prospectus addendum are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the issuer relating to the terms and conditions of the notes.

This is only a summary, for more information please see the accompanying prospectus addendum dated January 1, 2016.

SUMMARY INFORMATION

You should read this pricing supplement together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these notes are a part, the prospectus addendum dated January 1, 2016 and the prospectus dated July 31, 2015. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated August 17, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

•	Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus addendum dated January 1, 2016: http://www.sec.gov/Archives/edgar/data/1159508/000095010316009887/crt-dp62226_424b3.pdf

•	Prospectus dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying product supplement, prospectus supplement, prospectus addendum and prospectus. All references to “Cash Settlement Amount,” “Determination Date,” “Final Underlier Level,” “Initial Underlier Level,” “Stated Maturity Date” and “Basket Return” in this pricing supplement shall be deemed to refer to “Payment at Maturity,” “Final Valuation Date,” “Final Index Level,” “Initial Index Level,” “Maturity Date” and “Underlying Return,” respectively, as used in the accompanying product supplement. All references to “Basket Underlier” shall be deemed to refer to “Basket Component” or “Index” as used in the accompanying product supplement.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, prospectus supplement, prospectus addendum or prospectus, the terms described in this pricing supplement shall control.

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches. This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement, prospectus addendum and prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

KEY TERMS

Issuer: Deutsche Bank AG, London Branch

Basket Underliers: EURO STOXX 50® Index (Ticker: SX5E)

FTSE® 100 Index (Ticker: UKX)

Tokyo Stock Price Index (Ticker: TPX)

 Swiss Market Index (Ticker: SMI)

 S&P/ASX 200 Index (Ticker: AS51)

Specified Currency: U.S. dollars (“$”)

Face Amount: Each note will have a Face Amount of $1,000; $       in the aggregate for all the notes; the aggregate Face Amount of notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date of this pricing supplement.

Original Issue Price: 100.00% of the Face Amount

Purchase at amount other than the Face Amount: The amount we will pay you on the Stated Maturity Date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the Face Amount and hold them to the Stated Maturity Date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the Face Amount. Also, the Cap Level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Selected Risk Considerations — If You Purchase Your Notes at a Premium to the Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-21 of this pricing supplement.

Cash Settlement Amount (on the Stated Maturity Date): For each $1,000 Face Amount of notes, we will pay you on the Stated Maturity Date an amount in cash equal to:

•	if the Final Basket Level is greater than or equal to the Cap Level, the Maximum Settlement Amount;

•	if the Final Basket Level is greater than the Initial Basket Level but less than the Cap Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Upside Participation Rate times (c) the Basket Return;

•	if the Final Basket Level is equal to the Initial Basket Level, $1,000; or

•	if the Final Basket Level is less than the Initial Basket Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Basket Return.

You will lose some or all of your investment at maturity if the Final Basket Level is less than the Initial Basket Level. Any Cash Settlement Amount is subject to the credit of the Issuer.

Initial Basket Level: 100

Initial Weighted Value: The Initial Weighted Value for each of the Basket Underliers is expected to equal the product of the Initial Weight of such Basket Underlier times the Initial Basket Level. The Initial Weight of each Basket Underlier is shown in the table below:

Basket Underlier	Initial Weight in Basket
EURO STOXX 50® Index	37.00%
FTSE® 100 Index	23.00%
Tokyo Stock Price Index	23.00%
Swiss Market Index	9.00%

S&P/ASX 200 Index	8.00%

Initial Underlier Level: With respect to each Basket Underlier, to be determined on the Trade Date. The Initial Underlier Level may be higher or lower than the actual Closing Level of such Basket Underlier on the Trade Date; provided that the Initial Underlier Level will not be higher than the highest level of such Basket Underlier on the Trade Date.

Final Underlier Level: With respect to each Basket Underlier, the Closing Level of such Basket Underlier on the Determination Date

Final Basket Level: The sum of the following, calculated for each Basket Underlier: the Final Underlier Level for such Basket Underlier divided by the Initial Underlier Level for such Basket Underlier times the Initial Weighted Value of such Basket Underlier

Basket Return: The percentage increase or decrease in the Final Basket Level from the Initial Basket Level, calculated as follows:

Final Basket Level – Initial Basket Level

Initial Basket Level

Upside Participation Rate: 300.00%

Cap Level (to be set on the Trade Date): Expected to be between 110.25% and 112.00% of the Initial Basket Level

Maximum Settlement Amount (to be set on the Trade Date): Expected to be between $1,307.50 and $1,360.00

Trade Date:                  , 2016

Original Issue Date: Expected to be the fifth scheduled Business Day following the Trade Date

Determination Date (to be set on the Trade Date): A specified date that is expected to be the third scheduled Trading Day prior to the originally scheduled Stated Maturity Date, subject to adjustment as described in the accompanying product supplement on page 33 under “Description of Securities — Adjustments to Valuation Dates and Payment Dates.”

Stated Maturity Date (to be set on the Trade Date): A specified date that is expected to be between 16 and 19 months after the Original Issue Date, subject to adjustment as described in the accompanying product supplement on page 33 under “Description of Securities — Adjustments to Valuation Dates and Payment Dates.”

No Interest or Dividends: The notes will not pay interest or dividends.

No Listing: The notes will not be listed on any securities exchange.

No Redemption: The notes will not be subject to any redemption right or price dependent redemption right.

Closing Level: As described under “Description of Securities — Certain Defined Terms” on page 24 of the accompanying product supplement

Business Day: As described under “Description of Securities — Certain Defined Terms” on page 24 of the accompanying product supplement

Trading Day: With respect to each Basket Underlier, Trading Day has the meaning provided under “Description of Securities — Certain Defined Terms” on page 24 of the accompanying product supplement.

Relevant Exchange: With respect to each Basket Underlier other than the EURO STOXX 50® Index, Relevant Exchange has the meaning provided under “Description of Securities — Certain Defined Terms” on page 24 of the accompanying product supplement.

With respect to the EURO STOXX 50® Index, notwithstanding the definition of Relevant Exchange provided under “Description of Securities — Certain Defined Terms” on page 24 of the accompanying product supplement, Relevant Exchange means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the EURO STOXX 50® Index.

Use of Proceeds and Hedging: As described under “Use of Proceeds; Hedging” on page 67 of the accompanying product supplement

Tax Consequences: In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or other taxable disposition of your notes and (ii) the gain or loss on your notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Withholding under legislation commonly referred to as “FATCA” might (if the notes were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes. Notwithstanding anything to the contrary in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the notes. You should consult your tax adviser regarding the potential application of FATCA to the notes.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

ERISA: As described under “Benefit Plan Investor Considerations” on page PS-46 of the accompanying prospectus supplement

Supplemental Plan of Distribution: As described under “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-31 in this pricing supplement and “Plan of Distribution (Conflicts of Interest)” on page 68 of the accompanying product supplement

Calculation Agent: Deutsche Bank AG, London Branch

CUSIP No.: 25152RZW6

ISIN No.: US25152RZW68

Not FDIC Insured: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

HYPOTHETICAL EXAMPLES

The following table, examples and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels of the Basket or Basket Underliers, as applicable, on the Determination Date could have on the Cash Settlement Amount, assuming all other variables remain constant.

The examples below are based on a range of Final Basket Levels and Final Underlier Levels that are entirely hypothetical; no one can predict what the level of the Basket will be on any day throughout the term of the notes and no one can predict what the Final Basket Level will be on the Determination Date. The Basket Underliers have been highly volatile in the past — meaning that the levels of the Basket Underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes, assuming that they are purchased on the Trade Date at the Face Amount and held to the Stated Maturity Date. The value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. Any sale prior to the Stated Maturity Date could result in a substantial loss to you.

Key Terms and Assumptions
Face Amount	$1,000
Upside Participation Rate	300.00%
Cap Level	111.125% of the Initial Basket Level (the midpoint of the range set forth in this pricing supplement)
Maximum Settlement Amount	$1,333.75 (the midpoint of the range set forth in this pricing supplement)

Neither a market disruption event nor a non-Trading Day occurs with respect to any Basket Underlier on the Determination Date
No discontinuation of any Basket Underlier or alteration of the method by which any Basket Underlier is calculated
Notes purchased on the Original Issue Date at the Face Amount and held to the Stated Maturity Date

Moreover, we have not yet set the Initial Underlier Level for each Basket Underlier that will serve as the baselines for determining the Basket Return and the amount that we will pay on the notes, if any, at maturity. We will not do so until the Trade Date. As a result, the actual Initial Underlier Level for each Basket Underlier may differ substantially from the level of such Basket Underlier at any time prior to the Trade Date.

For these reasons, the actual performance of the Basket over the term of the notes as well as the Cash Settlement Amount, if any, may bear little relation to the hypothetical examples shown below and/or the historical closing levels of each Basket Underlier shown elsewhere in this pricing supplement. For information about the historical closing levels of each Basket Underlier during recent periods, see “The Basket and The Basket Underliers — Historical Information” below.

The levels in the left column of the table below represent hypothetical Final Basket Levels and are expressed as percentages of the Initial Basket Level. The amounts in the right column represent the hypothetical Cash Settlement Amount, based on the corresponding hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level), and are expressed as percentages of the Face Amount of notes (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical Cash

Settlement Amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding Face Amount of notes on the Stated Maturity Date would equal 100.00% of the Face Amount of notes, based on the corresponding hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level) and the assumptions noted above. Please note that the hypothetical examples shown below do not take into account the effects of applicable taxes. The numbers appearing in the table, paragraphs and chart below may have been rounded for ease of analysis.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
300.000%	133.375%
175.000%	133.375%
150.000%	133.375%
125.000%	133.375%
120.000%	133.375%
115.000%	133.375%
111.125%	133.375%
110.000%	130.000%
105.000%	115.000%
100.000%	100.000%
95.000%	95.000%
90.000%	90.000%
80.000%	80.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the Final Basket Level were determined to be 25.000% of the Initial Basket Level, the Cash Settlement Amount would be 25.000% of the Face Amount of notes, as shown in the table above. As a result, if you purchased your notes on the Original Issue Date at the Face Amount and held them to the Stated Maturity Date, you would lose 75.000% of your investment.

If you purchased your notes at a premium to the Face Amount, you would lose a correspondingly higher percentage of your investment.

If the Final Basket Level were determined to be 150.000% of the Initial Basket Level, the Cash Settlement Amount would be capped at the Maximum Settlement Amount (expressed as a percentage of the Face Amount), or 133.375% of each $1,000 Face Amount of notes, as shown in the table above. As a result, if you purchased the notes on the Original Issue Date at the Face Amount and held them to the Stated Maturity Date, you would not benefit from any increase in the Final Basket Level above the Cap Level of 111.125% of the Initial Basket Level.

The following chart shows a graphical illustration of the hypothetical Cash Settlement Amount (expressed as a percentage of the Face Amount of notes) if the Final Basket Level (expressed as a percentage of the Initial Basket Level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level) of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical Cash Settlement Amount of less than 100.000% of the Face Amount of notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level) of greater than 111.125% (the section right of the Cap Level of 111.125% marker on the horizontal axis) would result in a capped return on your investment.

The following examples illustrate the hypothetical Cash Settlement Amount based on hypothetical Final Underlier Levels, calculated based on the key terms and assumptions above. The levels in Column A represent the hypothetical Initial Underlier Levels for each Basket Underlier, and the levels in Column B represent the hypothetical Final Underlier Levels for each Basket Underlier. The percentages in Column C represent the hypothetical Final Underlier Levels in Column B expressed as percentages of the corresponding hypothetical Initial Underlier Levels in Column A. The amounts in Column D represent the applicable Initial Weighted Value for each Basket Underlier, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The Final Basket Level for each example is shown beneath each example and will equal the sum of the five products shown in Column E. The Basket Return for each example is shown beneath the Final Basket Level for such example and will equal the quotient of (i) the Final Basket Level for such example minus the Initial Basket Level divided by (ii) the Initial Basket Level, expressed as a percentage. The numbers shown below may have been rounded for ease of analysis.

Example 1: The Final Basket Level is greater than the Cap Level. The Cash Settlement Amount equals the Maximum Settlement Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	3,000.00	4,050.00	135.00%	37.00	49.95
FTSE® 100 Index	5,900.00	7,965.00	135.00%	23.00	31.05
Tokyo Stock Price Index	1,400.00	1,820.00	130.00%	23.00	29.90
Swiss Market Index	8,300.00	10,790.00	130.00%	9.00	11.70
S&P/ASX 200 Index	5,000.000	7,843.75	156.88%	8.00	12.55
			Final Basket Level:		135.15
			Basket Return:		35.15%

In this example, all of the hypothetical Final Underlier Levels are greater than the applicable hypothetical Initial Underlier Levels, which results in the hypothetical Final Basket Level being greater than the Initial Basket Level of 100.00. Since the hypothetical Final Basket Level was determined to be 135.15, the hypothetical Cash Settlement Amount that we would deliver on your notes at maturity would be capped at the Maximum Settlement Amount of $1,333.75 for each $1,000 Face Amount of notes (i.e., 133.375% of each $1,000 Face Amount of notes).

Example 2: The Final Basket Level is greater than the Initial Basket Level, but less than the Cap Level. The Cash Settlement Amount is greater than the $1,000 Face Amount, but less than the Maximum Settlement Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	3,000.00	3,150.00	105.00%	37.00	38.85
FTSE® 100 Index	5,900.00	6,490.00	110.00%	23.00	25.30
Tokyo Stock Price Index	1,400.00	1,400.00	100.00%	23.00	23.00
Swiss Market Index	8,300.00	8,512.11	102.56%	9.00	9.23
S&P/ASX 200 Index	5,000.000	5,387.50	107.75%	8.00	8.62
			Final Basket Level:		105.00
			Basket Return:		5.00%

In this example, all of the hypothetical Final Underlier Levels are equal to or greater than the applicable hypothetical Initial Underlier Levels, which results in the hypothetical Final Basket Level being greater than the Initial Basket Level of 100.00. Since the hypothetical Final Basket Level was determined to be 105.00, the hypothetical Cash Settlement Amount for each $1,000 Face Amount of notes will equal:

Cash Settlement Amount = $1,000 + ($1,000 × 300.00% × 5.00%) = $1,150.00

Example 3: The Final Basket Level is equal to the Initial Basket Level. The Cash Settlement Amount equals the $1,000 Face Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	3,000.00	3,251.35	108.38%	37.00	40.10
FTSE® 100 Index	5,900.00	5,605.00	95.00%	23.00	21.85
Tokyo Stock Price Index	1,400.00	1,260.00	90.00%	23.00	20.70
Swiss Market Index	8,300.00	7,885.00	95.00%	9.00	8.55
S&P/ASX 200 Index	5,000.000	5,500.00	110.00%	8.00	8.80
			Final Basket Level:		100.00
			Basket Return:		0.00%

In this example, even though the hypothetical Final Underlier Levels for the EURO STOXX 50® Index and the S&P/ASX 200 Index are greater than their hypothetical Initial Underlier Levels, the negative returns of the FTSE® 100 Index, the Tokyo Stock Price Index and the Swiss Market Index offset the positive returns on the EURO STOXX 50® Index and the S&P/ASX 200 Index, which results in the hypothetical Final Basket Level being equal to the Initial Basket Level of 100.00. Since the hypothetical Final Basket Level is equal to the Initial Basket Level, the hypothetical Cash Settlement Amount for each $1,000 Face Amount of notes will equal the Face Amount, or $1,000.

Example 4: The level of one Basket Underlier declines, while the levels of the other Basket Underliers remain unchanged or increase, against their respective hypothetical Initial Underlier Levels. The Final Basket Level is less than the Initial Basket Level. The Cash Settlement Amount is less than the $1,000 Face Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	3,000.00	1,459.46	48.65%	37.00	18.00
FTSE® 100 Index	5,900.00	5,900.00	100.00%	23.00	23.00
Tokyo Stock Price Index	1,400.00	1,400.00	100.00%	23.00	23.00
Swiss Market Index	8,300.00	11,205.00	135.00%	9.00	12.15
S&P/ASX 200 Index	5,000.000	6,750.00	135.00%	8.00	10.80
			Final Basket Level:		86.95
			Basket Return:		-13.05%

In this example, the hypothetical Final Underlier Level of the EURO STOXX 50® Index is less than its hypothetical Initial Underlier Level, while the hypothetical Final Underlier Levels of the FTSE® 100 Index and the Tokyo Stock Price Index are equal to their applicable hypothetical Initial Underlier Levels and the hypothetical Final Underlier Levels of the Swiss Market Index and the S&P/ASX 200 Index are greater than their applicable hypothetical Initial Underlier Levels.

Because the Basket Underliers are unequally weighted, increases in the levels of the lower weighted Basket Underliers will be offset by decreases in the levels of the higher weighted Basket Underliers. In this example, the large decline in the level of the EURO STOXX 50® Index results in the hypothetical Final Basket Level being less than the Initial Basket Level of 100.00, even though the levels of the FTSE® 100 Index and the Tokyo Stock Price Index remained unchanged and the levels of the Swiss Market Index and the S&P/ASX 200 Index increased.

Since the hypothetical Final Basket Level of 86.95 is less than the Initial Basket Level of 100.00, the hypothetical Cash Settlement Amount for each $1,000 Face Amount of notes will equal:

Cash Settlement Amount = $1,000 + ($1,000 × -13.05%) = $869.50

Example 5: The Final Basket Level is less than the Initial Basket Level. The Cash Settlement Amount is less than the $1,000 Face Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A	Initial Weighted Value	Column C x Column D
EURO STOXX 50® Index	3,000.00	1,264.86	42.16%	37.00	15.60
FTSE® 100 Index	5,900.00	4,437.83	75.22%	23.00	17.30
Tokyo Stock Price Index	1,400.00	910.00	65.00%	23.00	14.95
Swiss Market Index	8,300.00	6,409.44	77.22%	9.00	6.95
S&P/ASX 200 Index	5,000.000	3,250.00	65.00%	8.00	5.20
			Final Basket Level:		60.00
			Basket Return:		-40.00%

In this example, all of the hypothetical Final Underlier Levels are less than the applicable hypothetical Initial Underlier Levels, which results in the hypothetical Final Basket Level being less than the Initial Basket Level. Since the hypothetical Final Basket Level of 60.00 is less than the Initial Basket Level of 100.00, the hypothetical Cash Settlement Amount for each $1,000 Face Amount of notes will equal:

Cash Settlement Amount = $1,000 + ($1,000 × -40.00%) = $600.00

The Cash Settlement Amounts shown above are entirely hypothetical; they are based on hypothetical Final Underlier Levels and, therefore, on hypothetical market prices for the stocks composing the Basket Underliers that may not be achieved on the Determination Date, and on assumptions that may prove to be erroneous. The actual market value of your notes on the Stated Maturity Date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical Cash Settlement Amount shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The hypothetical Cash Settlement Amount in the examples above assume you purchased your notes at their Face Amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive, zero or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the Face Amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Selected Risk Considerations — Many Economic and Market Factors Will Impact the Value of the Notes” in this pricing supplement.

We cannot predict the actual Final Basket Level or what the market value of the notes will be on any particular Trading Day, nor can we predict the relationship between the level of each Basket Underlier and the market value of your notes at any time prior to the Stated Maturity Date. The actual amount that you will receive, if any, at maturity and the rate of return on the notes will depend on the actual Initial Underlier Level of each Basket Underlier, Cap Level and Maximum Settlement Amount we will set on the Trade Date and the actual Final Basket Level determined by the Calculation Agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the Stated Maturity Date may be very different from the information reflected in the table, examples and chart above.

SELECTED RISK CONSIDERATIONS

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Underliers or any of the stocks composing the Basket Underliers. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement, prospectus addendum and prospectus.

You May Lose Some or All of Your Investment in the Notes

The notes do not pay interest or dividends and do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive, zero or negative. If the Final Basket Level is less than the Initial Basket Level, for each $1,000 Face Amount of notes, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Basket Level is less than the Initial Basket Level. In this circumstance, you will lose some or all of your investment in the notes.

Your Maximum Payment on the Notes Is Limited to the Maximum Settlement Amount

As a holder of the notes, you will not benefit from any increase in the level of the Basket beyond the Cap Level. Consequently, your Cash Settlement Amount will be limited to the Maximum Settlement Amount for each $1,000 Face Amount of notes you hold, regardless of any further increase in the level of the Basket, which may be significant. Accordingly, the amount payable on your notes may be significantly less than it would have been had you invested directly in the stocks composing the Basket Underliers.

The Stated Maturity Date of the Notes Is a Pricing Term and Will Be Determined by the Issuer on the Trade Date

We will not determine the Stated Maturity Date until the Trade Date, so you will not know the exact term of, or the Determination Date for, the notes at the time that you make your investment decision. The term of the notes could be as short as the shorter end of the Stated Maturity Date range described on PS-6, and as long as the longer end of the Stated Maturity Date range. You should be willing to hold your notes until the latest possible Stated Maturity Date contemplated by the range. The Stated Maturity Date selected by us could have an impact on the value of the notes. Assuming no changes in other economic terms of the notes, the value of the notes would likely be lower if the term of the notes is at the longer end of the Stated Maturity Date range, rather than the shorter end of the Stated Maturity Date range.

No Interest or Dividend Payments or Voting Rights

As a holder of the notes, you will not receive interest payments. As a result, even if the Cash Settlement Amount for your notes exceeds the Face Amount, the overall return you earn on your notes may be less than you would have earned by investing in a non-index-linked debt security of comparable maturity that bears interest at a prevailing market rate. In addition, as a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks composing the Basket Underliers would have.

The Basket Underliers Are Unequally Weighted

The Basket Underliers are unequally weighted. Accordingly, the performance of the Basket Underliers with the higher weighting (in this case, the EURO STOXX 50 Index®, the FTSE® 100 Index and the Tokyo Stock Price Index) will influence the Cash Settlement Amount to a greater degree than the performance of the Basket Underliers with the lower weighting (in this case, the Swiss Market Index and S&P/ASX 200 Index). If the Basket Underliers with the higher weighting perform poorly, their poor performances could negate or diminish the effect on the Basket Return of any positive performances by the lower-weighted Basket Underliers.

The Notes Are Subject to the Credit of Deutsche Bank AG

The notes are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its payment obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

The Notes May Be Written Down, Be Converted Into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us

On May 15, 2014, the European Parliament and the Council of the European Union adopted the Bank Recovery and Resolution Directive establishing a framework for the recovery and resolution of credit institutions and investment firms. The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. To implement the Bank Recovery and Resolution Directive, Germany adopted the Resolution Act, which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to a single European resolution authority which works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities under the SRM Regulation. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes are subject to the powers exercised by the competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any claim for payment on the notes; converting the notes into ordinary shares of (i) the issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the notes to another entity, amending, modifying or varying the terms and conditions of the notes or cancelling of the notes. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, among the unsecured unsubordinated obligations of the issuer, those obligations that are excluded from the statutory definition of “debt instruments” under the Resolution Mechanism Act would be satisfied first in a German insolvency proceeding with respect to the issuer. This prioritization would also be given effect in a resolution proceeding with respect to the issuer, so that obligations excluded from the statutory definition of “debt instruments” would be written down or converted into common equity tier 1 instruments only after eligible liabilities that are debt instruments have been written down or so converted. Among those unsecured unsubordinated obligations that fall outside the statutory definition of “debt instruments” and would be satisfied first under the Resolution Mechanism Act are senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priorities would apply to resolution and German insolvency proceedings commenced on or after January 1, 2017 with retroactive effect for outstanding debt instruments of the issuer. In a resolution or German insolvency proceeding with respect to the issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the notes offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the notes differently. In a resolution or German insolvency proceeding with respect to the issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would be satisfied before the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the notes if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the notes following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purpose of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the notes are subject to any Resolution Measure, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act, any and all claims against the trustee and the relevant agents for, agree not to initiate a suit against the trustee and the relevant agents in respect of, and agree that neither the trustee nor the relevant agents will be liable for, any action that the trustee or the relevant agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

The Issuer’s Estimated Value of the Notes on the Trade Date Is Less Than the Original Issue Price of the Notes

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Original Issue Price of the notes. The difference between the Original Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Original Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

The Correlation Among the Basket Underliers Could Change Unpredictably

Correlation is the extent to which the levels of the Basket Underliers increase or decrease to the same degree at the same time. The value of the notes may be adversely affected by increased positive correlation among the Basket Underliers, in particular when the levels of the Basket Underliers decrease. The value of the notes may also be adversely affected by increased negative correlation among the Basket Underliers, meaning the positive performance of one Basket Underlier could be entirely offset by the negative performance of the other Basket Underlier(s).

Changes in the Levels of the Basket Underliers May Offset Each Other

The notes are linked to an unequally weighted Basket consisting of five Basket Underliers. Movements in the levels of the Basket Underliers may not correlate with each other. At a time when the level of one Basket Underlier increases, the levels of the other Basket Underliers may not increase as much or may decrease. Therefore, in calculating the Final Basket Level, increases in the level of one of the Basket Underliers may be moderated, offset or more than offset by lesser increases or decreases in the levels of the other Basket Underliers.

The Basket Underliers Reflect the Price Return of the Stocks Composing Each Basket Underlier, Not Their Total Return Including All Dividends and Other Distributions

The Basket Underliers reflect the changes in the market prices of the stocks composing each Basket Underlier. The Basket Underliers are not, however, “total return” indices, which, in addition to reflecting the price returns of their respective component stocks, would also reflect the reinvestment of all dividends and other distributions paid on such component stocks.

The Sponsor of a Basket Underlier May Adjust the Relevant Basket Underlier in Ways That Affect the Level of Such Basket Underlier, and Has No Obligation to Consider Your Interests

The sponsor of a Basket Underlier (the “Index Sponsor”) is responsible for calculating and maintaining the relevant Basket Underlier. The Index Sponsor can add, delete or substitute the stocks composing the relevant Basket Underlier or make other methodological changes that could change the level of such Basket Underlier. You should realize that the changing of the stocks composing such Basket Underlier may affect such Basket Underlier, as a newly added stock may perform significantly better or worse than the stock it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the relevant Basket Underlier. Any of these actions could adversely affect the value of, and your return on, the notes. The Index Sponsor has no obligation to consider your interests in calculating or revising the relevant Basket Underlier.

The Basket Return Will Not Be Adjusted for Changes in the Non-U.S. Currencies Relative to the U.S. Dollar

The Basket Underliers are composed of stocks denominated in non-U.S. currencies. Because the levels of the Basket Underliers are also calculated in the same respective non-U.S. currencies (and not in U.S. dollars), the performance of the Basket Underliers and the Basket Return will not be adjusted for exchange rate fluctuations between the U.S. dollar and the relevant non-U.S. currencies. Therefore, if a non-U.S. currency strengthens or weakens relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

There Are Risks Associated with Investments in Notes Linked to the Values of Equity Securities Issued by Non-U.S. Companies

The Basket Underliers each include component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the notes are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be less liquid and more volatile than U.S. securities markets and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the levels of the Basket Underliers and the value of your notes. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the EURO STOXX 50® Index, FTSE® 100 Index and Swiss Market Index are issued by companies located in countries within the Eurozone, some of which are and have been experiencing economic stress.

We Are One of the Companies that Make Up the EURO STOXX 50® Index

We are one of the companies that make up the EURO STOXX 50® Index. To our knowledge, we are not currently affiliated with any of the other companies the equity securities of which are represented in the EURO STOXX 50® Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the equity securities composing the EURO STOXX 50® Index, or your notes. None of the other companies represented in the EURO STOXX 50® Index will be involved in the offering of the notes in any way. Neither they nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

Past Performance of the Basket Underliers Is No Guide to Future Performance

The actual performance of the Basket Underliers over the term of the notes may bear little relation to the historical closing levels of the Basket Underliers and/or the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Basket Underliers or whether the performance of the Basket Underliers will result in the return of any of your investment.

Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Notes in Secondary Market Transactions Would Generally Be Lower Than Both the Original Issue Price and the Issuer’s Estimated Value of the Notes on the Trade Date

While the payment(s) on the notes described in this pricing supplement is based on the full Face Amount of notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Original Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Original Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Original Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Stated Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

The Notes Will Not Be Listed and There Will Likely Be Limited Liquidity

The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes when you wish to do so or at a price advantageous to you. Furthermore, if you acquire notes in the secondary market at a premium (or discount) to the Face Amount and hold them to the Stated Maturity Date, the amount we will pay you on the Stated Maturity Date for your notes will not be adjusted based on the issue price you paid for your notes, and your return on the notes will therefore be affected by, among other factors, the issue price you paid for your notes. Because we do not expect other dealers to make a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the levels of the Basket Underliers have increased since the Trade Date.

Many Economic and Market Factors Will Impact the Value of the Notes

While we expect that, generally, the levels of the Basket Underliers on any day will affect the value of the notes more than any other single factor, the value of the notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Underliers;

•	the time remaining to the maturity of the notes;

•	the market prices and dividend rates of the stocks composing the Basket Underliers;

•	the composition of the Basket Underliers;

•	interest rates and yields in the market generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Basket Underliers or the markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

The Basket Return May Be Less Than the Return of the Basket on the Stated Maturity Date or at Other Times During the Term of the Notes

Because the Basket Return is calculated based on the Closing Levels of the Basket Underliers on the Determination Date, the return of the Basket, measured on the Stated Maturity Date or at certain times during the term of the notes, could be greater than the Basket Return. This difference could be particularly large if there is a significant increase in the Closing Level of any Basket Underlier after the Determination Date, if there is a significant decrease in the Closing Level of any Basket Underlier before the Determination Date or if there is significant volatility in the Closing Level of any Basket Underlier during the term of the notes (especially on dates near the Determination Date). For example, if the Closing Levels of the Basket Underliers increase or remain relatively constant during the initial term of the notes and then decrease below their respective Initial Underlier Levels prior to the Determination Date, the Basket Return may be significantly less than if it were calculated on a date earlier than the Determination Date. In this circumstance, you may receive a lower Cash Settlement Amount than you would have received if you had invested directly in the components of the Basket Underliers.

Trading and Other Transactions by Us, the Placement Agent or Our or Its Affiliates in the Equity and Equity Derivative Markets May Impair the Value of the Notes

We, the placement agent or our or its affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, the placement agent or our or its affiliates may also engage in trading in instruments linked or related to the Basket Underliers on a regular basis as part of our or its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the levels of the Basket Underliers and, therefore, make it less likely that you will receive a positive return on your investment in the notes. It is possible that we, the placement agent or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines. We, the placement agent or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Underliers. To the extent we, the placement agent or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, the placement agent’s or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the notes. Introducing competing products into the marketplace in this manner could adversely affect the levels of the Basket Underliers and the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes. Furthermore, if the placement agent from which you purchase notes is to conduct trading and hedging activities for us in connection with the notes, that placement agent may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that the placement agent receives for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for the placement agent to sell the notes to you in addition to any compensation they would receive for the sale of the notes.

We May Sell an Additional Aggregate Face Amount of Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate Face Amount of notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the Original Issue Price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to the Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The Cash Settlement Amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the Face Amount of notes, then the return on your investment in such notes held to the Stated Maturity Date will differ from, and may be substantially less than, the return on notes purchased at the Face Amount. If you purchase your notes at a premium to the Face Amount and hold them to the Stated Maturity Date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the Face Amount or at a discount to the Face Amount. In addition, the impact of the Cap Level on the return on your investment will depend upon the price you pay for your notes relative to the Face Amount. For example, if you purchase your notes at a premium to the Face Amount, the Cap Level will reduce your potential return in the notes than would have been the case for notes purchased at the Face Amount or at a discount to the Face Amount.

We, the Placement Agent or Our or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Adversely Affect the Level of the Basket and the Value of the Notes

We, the placement agent or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the level of the Basket and the value of the notes or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, the placement agent or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Basket.

Our Actions as Calculation Agent and Our Hedging Activity and Those of the Placement Agent May Adversely Affect the Value of the Notes

We and our affiliates, and/or the placement agent and its affiliates, play a variety of roles in connection with the issuance of the notes, including hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. We are also the Calculation Agent for the notes. In performing these roles, our economic interests and those of our affiliates as well as the economic interests of the placement agent and its affiliates are potentially adverse to your interests as an investor in the notes. The Calculation Agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the notes on any relevant date or time. The Calculation Agent will also be responsible for determining whether a market disruption event has occurred. Any determination by the Calculation Agent could adversely affect the return on the notes.

The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The Basket consists of five Basket Underliers with the following Initial Weights within the Basket: the EURO STOXX 50® Index (37.00%), the FTSE® 100 Index (23.00%), the Tokyo Stock Price Index (23.00%), the Swiss Market Index (9.00%) and the S&P/ASX 200 Index (8.00%).

Historical Information

The following graph sets forth the historical performance of the Basket from February 5, 2011 through February 5, 2016, assuming the Final Basket Level on February 5, 2016 was 100.00 and the Initial Weighted Values were as specified in the Key Terms. The closing level of the Basket on any day during this period is calculated as if such day were the Determination Date (except that the Initial Basket Level would be 90.39 on February 5, 2011 if we assume the Final Basket Level on February 5, 2016 was 100.00).

EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of the stocks of 50 major companies in the Eurozone. These companies include market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries.

This is only a summary of the EURO STOXX 50® Index. For more information on the EURO STOXX 50® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The EURO STOXX 50® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

Historical Information

The following graph and table set forth the historical performance of the EURO STOXX 50® Index based on the daily closing levels from February 5, 2011 through February 5, 2016. The closing level of the EURO STOXX 50® Index on February 5, 2016 was 2,879.39. We obtained the historical closing levels below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information.

The historical closing levels of the EURO STOXX 50® Index should not be taken as an indication of future performance and no assurance can be given as to the Closing Level on the Determination Date. We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in the return of any of your initial investment.

Quarterly High, Low and Closing Levels of the EURO STOXX 50® Index

	High	Low	Close
2011
Quarter ended March 31	3,068.00	2,721.24	2,910.91
Quarter ended June 30	3,011.25	2,715.88	2,848.53
Quarter ended September 30	2,875.67	1,995.01	2,179.66
Quarter ended December 31	2,476.92	2,090.25	2,316.55
2012
Quarter ended March 31	2,608.42	2,286.45	2,477.28
Quarter ended June 30	2,501.18	2,068.66	2,264.72
Quarter ended September 30	2,594.56	2,151.54	2,454.26
Quarter ended December 31	2,659.95	2,427.32	2,635.93
2013
Quarter ended March 31	2,749.27	2,570.52	2,624.02
Quarter ended June 30	2,835.87	2,511.83	2,602.59
Quarter ended September 30	2,936.20	2,570.76	2,893.15
Quarter ended December 31	3,111.37	2,902.12	3,109.00
2014
Quarter ended March 31	3,172.43	2,962.49	3,161.60

Quarter ended June 30	3,314.80	3,091.52	3,228.24
Quarter ended September 30	3,289.75	3,006.83	3,225.93
Quarter ended December 31	3,277.38	2,874.65	3,146.43
2015
Quarter ended March 31	3,731.35	3,007.91	3,697.38
Quarter ended June 30	3,828.78	3,424.30	3,424.30
Quarter ended September 30	3,686.58	3,019.34	3,100.67
Quarter ended December 31	3,506.45	3,069.05	3,267.52
2016
Quarter ending March 31 (through February 5, 2016)	3,178.01	2,879.39	2,879.39

The FTSE® 100 Index

The FTSE® 100 Index is a free float adjusted index which measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The 100 companies included in the FTSE® 100 Index (the “FTSE Underlying Stocks”) are selected from premium listed equity shares which have been admitted for trading on the London Stock Exchange that have been assigned UK nationality by FTSE International Limited and meet a liquidity threshold based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks are selected from this group by selecting the 100 companies with the largest market value.

This is only a summary of the FTSE® 100 Index. For more information on the FTSE® 100 Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The FTSE® 100 Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

Historical Information

The following graph and table set forth the historical performance of the FTSE® 100 Index based on the daily closing levels from February 5, 2011 through February 5, 2016. The closing level of the FTSE® 100 Index on February 5, 2016 was 5,848.06. We obtained the historical closing levels below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information.

The historical closing levels of the FTSE® 100 Index should not be taken as an indication of future performance and no assurance can be given as to the Closing Level on the Determination Date. We cannot give you assurance that the performance of the FTSE® 100 Index will result in the return of any of your initial investment.

Quarterly High, Low and Closing Levels of the FTSE® 100 Index

	High	Low	Close
2011
Quarter ended March 31	6,091.33	5,598.23	5,908.76
Quarter ended June 30	6,082.88	5,674.38	5,945.71
Quarter ended September 30	6,054.55	5,007.16	5,128.48
Quarter ended December 31	5,713.82	4,944.44	5,572.28
2012
Quarter ended March 31	5,965.58	5,612.26	5,768.45
Quarter ended June 30	5,874.89	5,260.19	5,571.15
Quarter ended September 30	5,915.55	5,498.32	5,742.07
Quarter ended December 31	5,961.59	5,605.59	5,897.81
2013
Quarter ended March 31	6,529.41	6,027.37	6,411.74
Quarter ended June 30	6,840.27	6,029.10	6,215.47
Quarter ended September 30	6,681.98	6,229.87	6,462.22
Quarter ended December 31	6,777.70	6,337.91	6,749.09
2014
Quarter ended March 31	6,865.86	6,449.27	6,598.37
Quarter ended June 30	6,878.49	6,541.61	6,743.94
Quarter ended September 30	6,877.97	6,567.36	6,622.72
Quarter ended December 31	6,750.76	6,182.72	6,566.09
2015
Quarter ended March 31	7,037.67	6,366.51	6,773.04
Quarter ended June 30	7,103.98	6,520.98	6,520.98
Quarter ended September 30	6,796.45	5,898.87	6,061.61
Quarter ended December 31	6,444.08	5,874.06	6,242.32
2016
Quarter ending March 31 (through February 5, 2016)	6,137.24	5,673.58	5,848.06

The Tokyo Stock Price Index

The Tokyo Stock Price Index consists of all domestic common stocks listed on the First Section of the Tokyo Stock Exchange and measures changes in the aggregate market value of those stocks. Listings of stock on the First Section of the Tokyo Stock Exchange are typically limited to larger, longer established and more actively traded issues. The component stocks of the Tokyo Stock Exchange are determined based on market capitalization and liquidity. Review and selection of the component stocks is conducted semiannually, based on market data as of the base date for selection.

This is only a summary of the Tokyo Stock Price Index. For more information on the Tokyo Stock Price Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Tokyo Stock Price Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

Historical Information

The following graph and table set forth the historical performance of the Tokyo Stock Price Index based on the daily closing levels from February 5, 2011 through February 5, 2016. The closing level of the Tokyo Stock Price Index on February 5, 2016 was 1,368.97. We obtained the historical closing levels below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information.

The historical closing levels of the Tokyo Stock Price Index should not be taken as an indication of future performance and no assurance can be given as to the Closing Level on the

Determination Date. We cannot give you assurance that the performance of the Tokyo Stock Price Index will result in the return of any of your initial investment.

Quarterly High, Low and Closing Levels of the Tokyo Stock Price Index

	High	Low	Close
2011
Quarter ended March 31	974.63	766.73	869.38
Quarter ended June 30	865.55	805.34	849.22
Quarter ended September 30	874.34	728.85	761.17

Quarter ended December 31	771.43	706.08	728.61
2012
Quarter ended March 31	872.42	725.24	854.35
Quarter ended June 30	856.05	695.51	770.08
Quarter ended September 30	778.70	706.46	737.42
Quarter ended December 31	859.80	713.95	859.80
2013
Quarter ended March 31	1,058.10	859.80	1,034.71
Quarter ended June 30	1,276.03	991.34	1,133.84
Quarter ended September 30	1,222.72	1,106.05	1,194.10
Quarter ended December 31	1,302.29	1,147.58	1,302.29
2014
Quarter ended March 31	1,306.23	1,139.27	1,202.89
Quarter ended June 30	1,269.04	1,132.76	1,262.56
Quarter ended September 30	1,346.43	1,228.26	1,326.29
Quarter ended December 31	1,447.58	1,177.22	1,407.51
2015
Quarter ended March 31	1,592.25	1,357.98	1,543.11
Quarter ended June 30	1,679.89	1,528.99	1,630.40
Quarter ended September 30	1,691.29	1,375.52	1,411.16
Quarter ended December 31	1,605.94	1,442.74	1,547.30
2016
Quarter ending March 31 (through February 5, 2016)	1,509.67	1,301.49	1,368.97

The Swiss Market Index

The Swiss Market Index represents approximately 85% of the free-float capitalization of the Swiss equity market. The Swiss Market Index consists of the 20 largest and most liquid equities of the Swiss Performance Index®. The composition of the Swiss Market Index is reviewed annually and, in order to ensure a high degree of continuity in the composition of the Swiss Market Index, the component stocks are subject to a special procedure for adding them to the Swiss Market Index or removing them based on free float market capitalization and liquidity.

This is only a summary of the Swiss Market Index. For more information on the Swiss Market Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Swiss Market Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

Historical Information

The following graph and table set forth the historical performance of the Swiss Market Index based on the daily closing levels from February 5, 2011 through February 5, 2016. The closing level of the Swiss Market Index on February 5, 2016 was 7,960.13. We obtained the historical closing levels below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information.

The historical closing levels of the Swiss Market Index should not be taken as an indication of future performance and no assurance can be given as to the Closing Level on the Determination Date. We cannot give you assurance that the performance of the Swiss Market Index will result in the return of any of your initial investment.

Quarterly High, Low and Closing Levels of the Swiss Market Index

	High	Low	Close
2011
Quarter ended March 31	6,717.25	6,021.55	6,357.55
Quarter ended June 30	6,564.15	5,990.82	6,187.07
Quarter ended September 30	6,245.78	4,791.96	5,531.74
Quarter ended December 31	5,936.23	5,356.96	5,936.23
2012
Quarter ended March 31	6,341.33	5,970.49	6,235.51
Quarter ended June 30	6,299.38	5,713.34	6,066.86
Quarter ended September 30	6,613.45	6,109.41	6,495.88
Quarter ended December 31	6,973.69	6,508.66	6,822.44
2013
Quarter ended March 31	7,864.39	6,822.44	7,813.67
Quarter ended June 30	8,407.61	7,249.47	7,683.04
Quarter ended September 30	8,105.39	7,675.29	8,022.60
Quarter ended December 31	8,351.38	7,755.26	8,202.98
2014
Quarter ended March 31	8,532.99	8,092.53	8,453.82
Quarter ended June 30	8,752.86	8,280.53	8,554.52
Quarter ended September 30	8,840.17	8,274.65	8,835.14
Quarter ended December 31	9,212.85	8,057.54	8,983.37
2015
Quarter ended March 31	9,396.29	7,899.59	9,128.98
Quarter ended June 30	9,471.46	8,780.91	8,780.91
Quarter ended September 30	9,526.79	8,278.07	8,513.41
Quarter ended December 31	9,016.56	8,375.31	8,818.09
2016
Quarter ending March 31 (through February 5, 2016)	8,701.46	7,960.13	7,960.13

The S&P/ASX 200 Index

The S&P/ASX 200 Index is designed to be the primary gauge for the Australian equity market. It is recognized as an investable benchmark in Australia. The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. The index is float-adjusted, covering approximately 80% of Australian equity market capitalization.

This is only a summary of the S&P/ASX 200 Index. For more information on the S&P/ASX 200 Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P/ASX 200 Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

Historical Information

The following graph and table set forth the historical performance of the S&P/ASX 200 Index based on the daily closing levels from February 5, 2011 through February 5, 2016. The closing level of the S&P/ASX 200 Index on February 5, 2016 was 4,976.176. We obtained the historical closing levels below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information.

The historical closing levels of the S&P/ASX 200 Index should not be taken as an indication of future performance and no assurance can be given as to the Closing Level on the Determination Date. We cannot give you assurance that the performance of the S&P/ASX 200 Index will result in the return of any of your initial investment.

Quarterly High, Low and Closing Levels of the S&P/ASX 200 Index

	High	Low	Close
2011
Quarter ended March 31	4,938.400	4,528.700	4,837.900

Quarter ended June 30	4,971.200	4,451.700	4,608.000
Quarter ended September 30	4,654.700	3,863.900	4,008.600
Quarter ended December 31	4,353.300	3,872.100	4,056.561
2012
Quarter ended March 31	4,343.514	4,101.157	4,335.242
Quarter ended June 30	4,435.907	3,985.025	4,094.633
Quarter ended September 30	4,418.360	4,067.971	4,387.018
Quarter ended December 31	4,671.299	4,336.848	4,648.950
2013
Quarter ended March 31	5,146.905	4,690.250	4,966.499
Quarter ended June 30	5,220.987	4,655.960	4,802.591
Quarter ended September 30	5,307.061	4,710.289	5,218.877
Quarter ended December 31	5,441.411	5,062.516	5,352.210
2014
Quarter ended March 31	5,462.309	5,070.311	5,394.831
Quarter ended June 30	5,536.073	5,358.948	5,395.747
Quarter ended September 30	5,658.511	5,264.217	5,292.812
Quarter ended December 31	5,549.130	5,152.343	5,411.018
2015
Quarter ended March 31	5,975.491	5,299.237	5,891.505
Quarter ended June 30	5,982.694	5,422.487	5,459.010
Quarter ended September 30	5,706.715	4,918.429	5,021.629
Quarter ended December 31	5,351.565	4,909.555	5,295.900
2016
Quarter ending March 31 (through February 5, 2016)	5,270.475	4,841.526	4,976.176

Supplemental Plan of Distribution (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 0.00% or $0.00 per Face Amount of notes. DBSI will sell all of the notes that it purchases from us to an unaffiliated dealer at the Original Issue Price indicated on the cover of this pricing supplement. DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the notes against payment for the notes on the Original Issue Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Original Issue Date is more than three business days after the Trade Date, purchasers who wish to transact in the notes more than three business days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.